Thursday June 27, 12:29 pm Eastern Time

Press Release
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SOURCE:  PosterAlley

PosterAlley.com Inc. Acquires Medical
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International Technology Inc. - MIT -
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MONTREAL--(BUSINESS WIRE)--June 27, 2002--PosterAlley.com, Inc. (the "Company")
(OTCBB - PALY), a Colorado Corporation, is pleased to announce that it has entered into a "Letter 0f Intent regarding Plan of Reorganization and Acquisition with Medical International Technology, Inc. ("MIT")".

MIT is a Canadian based company specializing in the research, development, marketing and sale of a needle-free jet injector designed for humans and animals, for single and mass vaccinations. MIT is already marketing some of these products, including AGROJET, MED-JET, and PET-JET.

As part of the agreement PALY will change its name to "Medical International Technology, Inc." and trade under the new OTCBB symbol "MDIR." In exchange for all of the issued and outstanding shares of MIT the Company will issue seven million five hundred thousand shares from its authorized but unissued capital. In addition, the corporation will declare a one point four for one share dividend. The transaction will result in a change of control of Company. The total issued and outstanding shares of the Company after the acquisition and dividend will be 18,216,800.

"We look forward to the completion of the acquisition and are excited about the opportunities MIT presents to the medical community in the area of needle-free jet injectors," said Karim Menassa, CEO of the Company.

Info. Re Medical International Technologies, Inc.

For up to date corporate information about MDIR formally PALY, contact Karim Menassa @ 514-339-9355. E-mail: Kmenassa@mitcanada.ca

THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. Statements, which are not historical facts, are forward-looking statements. The Company, through its management makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements.

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Contact:

Karim Menassa, 514/339-9355
Kmenassa@mitcanada.ca

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